Exhibit 11
                            THERMOSPECTRA CORPORATION

                        Computation of Earnings per Share

                                             1996          1995          1994
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   Computation of Primary Earnings
     per Share

   Net Income (a)                     $ 6,617,000   $ 4,594,000   $ 2,368,000
                                      -----------   -----------   -----------
   Shares:
     Weighted average shares
       outstanding                     12,436,817    11,229,039     9,383,379

     Add: Shares issuable from assumed
          exercise of options (as
          determined by the
          application of the
          treasury stock method)                -        20,858        83,430
                                      -----------   -----------   -----------
   Weighted average
     shares outstanding,
     as adjusted (b)                   12,436,817    11,249,897     9,466,809
                                      -----------   -----------   -----------
   Primary Earnings per Share
     (a) / (b)                        $       .53   $       .41   $       .25
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